Exhibit 2.5
                           PURCHASER ESCROW AGREEMENT
                               (Contingent Shares)

         THIS ESCROW AGREEMENT is made effective as of the 24th day of June, 2004, by and among Used Kar Parts, Inc., a Florida corporation ("Purchaser"), Sommer & Schneider LLP, as escrow agent (the "Escrow Agent"), and the several former shareholders of Xenomics, a California corporation ("Xenomics") identified on Schedule A attached hereto ("Shareholders").

                              W I T N E S S E T H:

         WHEREAS, pursuant a Securities Exchange Agreement (the "Exchange Agreement") dated as of the date hereof, among Purchaser, Xenomics and the Shareholders, Purchaser has acquired or will acquire all of the outstanding capital stock of Xenomics (the "Xenomics Acquisition").

         WHEREAS, in connection with the Xenomics Acquisition, the Shareholders collectively will receive 2,258,001 shares of Purchaser's common stock, par value $0.001 per share (the "Purchaser Shares") in exchange for their shares of Xenomics;

         WHEREAS, the Exchange Agreement provides that on the Closing Date (as defined in the Exchange Agreement), 350,000 additional Purchaser Shares are being issued (the "Contingent Shares") and deposited in escrow, together with stock powers endorsed in blank (the "Escrow Deposit"), to be held and disposed of by the Escrow Agent as provided herein; and

         WHEREAS, Purchaser and the Shareholders wish to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to do so upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, it is agreed:

                                   Section 1
            APPOINTMENT OF ESCROW AGENT; CREATION OF ESCROW DEPOSIT

         1.1 Appointment of Escrow Agent. Purchaser and the Shareholders hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Deposit, upon the terms and conditions set forth below.

         1.2 Creation of Escrow Deposit. Promptly following the execution and delivery of this Agreement, Purchaser, pursuant to the Exchange Agreement, shall deliver to the Escrow Agent, for deposit into the Escrow Deposit, the Contingent Shares and Purchaser will deliver 5 duly executed guarantied stock powers, for the transfer of Contingent Shares to each Shareholder.

                                   Section 2
                          DISPOSITION OF ESCROW DEPOSIT

         2.1 Term of Escrow Deposit.

                  (a) The Contingent Shares held in the Escrow Deposit shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein and in the Exchange Agreement (but the Escrow Agent shall have no responsibility with respect to the Exchange Agreement other than to perform as provided in this Agreement) to satisfy the indemnification obligations of Purchaser pursuant to the Exchange Agreement.

                  (b) The Contingent Shares held in the Escrow Deposit shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein and in the Exchange Agreement until the first anniversary of the Closing Date or, if earlier, the date of the expiration in their entirety of the representations and warranties of Purchaser pursuant to Article 2 of the Exchange Agreement (either date referred to hereinafter as the "Expiration Date"). On the Expiration Date, the Escrow Agent shall release the remaining Escrow Deposit to Purchaser, for cancellation of the Contingent Shares as required by Section 4.2 of the Exchange Agreement, subject in all cases to the terms and conditions set forth in Sections 2.7 and 2.8.

                  (c) "Contingent Shares" shall mean the shares of Purchaser's common stock delivered to the Escrow Agent under this Section 2 together with all shares or other securities or property, if any, received by the Escrow Agent as a dividend or distribution paid or made on or in respect of said shares of Purchaser's common stock or on or in respect of any other shares or securities so received by the Escrow Agent.

         2.2 Xenomics Indemnity Claims. Upon the occurrence of an event which the record holders of a majority of the Purchaser Shares among the Shareholders (the "Majority Shareholders") assert constitutes an event for which Purchaser would be required to indemnify or make any payment to Xenomics or the Shareholders pursuant to the Exchange Agreement (a "Xenomics Indemnity Claim"), the Majority Shareholders shall furnish notice of such event (the "Indemnity Notice") to the Purchaser and the Escrow Agent promptly (and in any event on or prior to the Expiration Date), setting forth the Majority Shareholders' then good-faith estimate of the reasonably foreseeable maximum amount of the Xenomics Indemnity Claim. Upon final determination of the amount of the Xenomics Indemnity Claim, the Majority Shareholders shall furnish an additional notice (the "Determination Notice") to the Purchaser and the Escrow Agent promptly, setting forth the final amount of the Xenomics Indemnity Claim and proof of such amount by documentary evidence.

         2.3 Xenomics Indemnity Claims Not Disputed by Purchaser. Upon delivery of the Indemnification Notice, Escrow Agent shall retain for transfer to the Shareholders, pro rata from the Purchaser that number of Contingent Shares derived by dividing the amount of the Xenomics Indemnity Claim set forth in the Indemnity notice by $1.25 or such other amount adequately reflecting any stock split, stock exchange, or stock dividend paid or made on or in respect of the Contingent Shares after the Closing Date. If, within thirty (30) days after receipt of the Indemnity Notice or Determination Notice, Purchaser does not give

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the notice provided for in Section 2.4, the Escrow Agent shall transfer to the
Shareholders, pro rata, that number of Contingent Shares derived by dividing the final amount of the Xenomics Indemnity Claim set forth in the Determination Notice by $1.25 or such other amount adequately reflecting any stock split, stock exchange, or stock dividend paid or made on or in respect of the Contingent Shares after the Closing Date.

         2.4 Xenomics Indemnity Claims Disputed by Purchaser in Whole. If Purchaser disputes either the Xenomics Indemnity Claim described in the Indemnity Notice or the final amount set forth in the Determination Notice, Purchaser shall, within thirty (30) days after receipt of the Indemnity Notice or the Determination Notice, as the case may be, notify the Escrow Agent and the Majority Shareholders of such dispute, setting forth the basis therefor in reasonable detail, based on its then good-faith belief. In the event Purchaser disputes the entire Xenomics Indemnity Claim, the Escrow Agent shall not transfer any Contingent Shares to Shareholders with respect thereto until the Escrow Agent receives a written agreement signed by the Majority Shareholders and Purchaser stating the amount to which the Shareholders are entitled in connection with such Xenomics Indemnity Claim, or a copy of a court order or judgment together with an opinion of counsel reasonably acceptable to the Escrow Agent to the effect that such order or judgment is a final order or judgment of a court of competent jurisdiction binding on Purchaser and the Shareholders from which no appeal may be taken or for which the time to appeal has expired (a "Final Judgment"), at which time the Escrow Agent shall transfer to the Shareholders the amount of Contingent Shares derived by dividing the amount set forth in such agreement or Final Judgment by $1.25 or such other amount adequately reflecting any stock split, stock exchange, or stock dividend paid or made on or in respect of the Contingent Shares after the Closing Date.

         2.5 Xenomics Indemnity Claims Disputed by Purchaser in Part. In the event Purchaser disputes part of, but not all of, a Xenomics Indemnity Claim, the Escrow Agent shall transfer to the Shareholders, that number of Contingent Shares attributable to that portion of the Xenomics Indemnity Claim which is not disputed by Purchaser up to the entire amount of the Contingent Shares. The Escrow Agent shall not transfer any Contingent Shares with respect to the balance of such Xenomics Indemnity Claim except in accordance with the procedures set forth in Section 2.4.

         2.6 Notice to Withhold on the Expiration Date. On or prior to the Expiration Date, the Majority Shareholders shall furnish notice (the "Withholding Notice") to the Escrow Agent and Purchaser of the number of Contingent Shares, if any, to be retained on account of Xenomics Indemnity Claims for which an Indemnity Notice but no Determination Notice has been provided pursuant to Section 2.2, or for which an Indemnity Notice and a Determination Notice has been provided pursuant to Section 2.2, but either notice has been disputed by the Purchaser in full or in part pursuant to Section
2.4 (the "Withholding Shares"). The Withholding Notice shall contain the information specified in Section 2.2 to the extent it requires supplementation or change based on the Majority Shareholders' knowledge on the notice date. Upon the receipt by the Escrow Agent of the Withholding Notice, the Escrow Agent shall retain the Withholding Shares. In the event the Majority Shareholders do not timely provide the Withholding Notice, the remaining Contingent Shares shall be distributed by the Escrow Agent to Purchaser in accordance with, and to the extent provided in, Section 2.7.

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

         2.7 Distribution of the Escrow Deposit. As soon as practicable following the Expiration Date, any Contingent Shares as shall remain in the Escrow Deposit after deduction of Contingent Shares pursuant to the provisions of Sections 2.3 and 2.5 hereof, and after deduction of Withholding Shares, if any, shall be released from the provisions of this Agreement and distributed promptly by the Escrow Agent to Purchaser.

         2.8 Retention of Escrow Deposit After Expiration Date. Upon receipt of the Withholding Notice, the Escrow Agent shall continue to hold after the Expiration Date, the Withholding Shares until such time as the Escrow Agent receives a written agreement signed by the Majority Shareholders and Purchaser stating the number of Contingent Shares, if any, to which the Shareholders are entitled in connection with any outstanding Xenomics Indemnity Claims identified in the Withholding Notice, or a copy of a Final Judgment with respect to such Xenomics Indemnity Claims. As soon as practicable following receipt of such agreement or Final Judgment, the Escrow Agent shall transfer to the Shareholders, with respect to such Xenomics Indemnity Claim, the number of Contingent Shares specified in such agreement or Final Judgment and, unless there are any additional unresolved Xenomics Indemnity Claims that were identified in the Withholding Notice, shall distribute to Purchaser, any remaining Contingent Shares.

         2.9 Reservation of the Shareholders' Rights. The rights of the Shareholders to receive disbursements from the Escrow Account in respect of Xenomics Indemnity Claims shall be without prejudice to any other rights the Shareholders may have, under the Exchange Agreement or otherwise, to seek indemnity for Xenomics Indemnity Claims.

         2.10 Reporting. The parties hereto shall, for federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, report consistent with the Shareholders as the owners of the Contingent Shares and the Shareholders shall furnish any required tax forms consistent with the foregoing.

         2.11 Voting and Dispositive Authority. Shareholders shall have no voting and dispositive authority with respect to the Contingent Shares unless and until such Contingent Shares are transferred to Shareholders in accordance with the terms of this Agreement. This paragraph shall be construed as a proxy in favor of the Purchaser acting by vote of a majority of its board of directors to vote (or execute written consents with respect thereto) in favor of proposals recommended by management. This proxy shall be deemed complied with on interest and shall terminate with respect to Contingent Shares upon release.

Section 3 ESCROW AGENT

         3.1 Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement, as it may be amended from time to time with the Escrow Agent's written consent.

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

         3.2 Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and signed by Purchaser or the Shareholders. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

         3.3 Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct. The Escrow Agent shall be entitled to consult with counsel of its choosing (including internal counsel) and shall not be liable for any act suffered or omitted by it in good faith in accordance with the advice of such counsel.

         3.4 Disputes. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to the Contingent Shares which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of Purchaser and the Shareholders with respect to the Contingent Shares (or relevant portion thereof). For purposes of this
Section 4.4, there shall be deemed to have been a final determination of the rights of Purchaser and the Shareholders with respect to the Contingent Shares (or relevant portion thereof) at such time as Escrow Agent shall receive (i) an executed counterpart of an agreement between the Majority Shareholders and Purchaser or (ii) a copy of a Final Judgment which provides for the disposition of the Contingent Shares (or relevant portion thereof).

         3.5 Resignation. The Escrow Agent may resign at any time and be discharged of the duties imposed hereunder (but without prejudice for any liability in the case of its bad faith, gross negligence or willful misconduct hereunder) by giving notice to the Majority Shareholders and Purchaser at least sixty (60) business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

                  (a) any property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by Purchaser and the Majority Shareholders, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

                  (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

                  (c) the Escrow Agent's sole responsibility thereafter shall be to keep all property then held by it (and to make the investments as hereinbefore provided) and to deliver the same to the successor escrow agent designated in writing by Purchaser and the Majority Shareholders or, if no such successor escrow agent shall have been so designated, in accordance with the directions of a Final Judgment, and the provisions of Section 4.7 and Section
4.8 shall remain in effect.

         3.6 Removal of Escrow Agent. Purchaser and the Majority Shareholders may, upon at least thirty (30) business days prior written notice to the Escrow

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

Agent, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the balance of the Escrow Deposit, including all investments thereof and accrued income thereon, on the date of such accounting and delivery. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or willful misconduct hereunder.

         3.7 Indemnification. Each of Purchaser and the Shareholders shall jointly indemnify and hold the Escrow Agent harmless against any loss, liability, claim, damage, injury, demand or expense, including reasonable legal fees, arising out of or in connection with the performance of the Escrow Agent's obligations hereunder, including the costs and expenses incurred in connection with the collection of its fees and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss, liability, claim, damage, injury, demand or expense resulting from the Escrow Agent's bad faith, gross negligence or willful misconduct; provided, however, that promptly after the receipt by the Escrow Agent of notice of any claim or the commencement of any suit, action or proceeding, the Escrow Agent shall, if a claim of indemnification in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; and provided, further, that the indemnifying party or parties shall be entitled, jointly or severally and at their own expense, to participate in or assume the defense of any such action, suit or proceeding. The right of the Escrow Agent (or any successor escrow agent appointed hereunder) to indemnification under this
Section 4.7 shall survive the termination of this Agreement.

         3.8 Sommer & Schneider LLP.

                  (a) Each party acknowledges that Sommer & Schneider LLP has acted as legal counsel to and representative of Purchaser and its affiliates in the past and is presently doing so (including, without limitation, in connection with the Exchange Agreement and other related transactions), and agrees that such counsel and representation do not and will not constitute a grounds for disqualifying Sommer & Schneider LLP from acting as Escrow Agent hereunder, and that Sommer & Schneider LLP may continue to so act as legal counsel to and representative to Purchaser and its affiliates in the future in connection with those and all other matters.

                  (b) Notwithstanding anything to contrary contained herein, it is expressly understood by the parties hereto that the Escrow Agent, in that capacity, at any time that it is required or permitted to seek legal counsel under this Agreement, may seek such legal counsel from Sommer & Schneider LLP, and that the Purchaser and the Shareholders will be jointly liable to Sommer & Schneider LLP for any services performed and billed to the Escrow Agent by Sommer & Schneider LLP at its customary hourly rates and all of Sommer & Schneider LLP's disbursements in connection with the provision of such services.

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

                                   Section 4
                                  MISCELLANEOUS

         4.1 Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent in the Escrow Deposit.

         4.2 Notices. All notices and other communications hereunder shall be given in writing and delivered personally, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier (postage prepaid), facsimile transmission or similar means, to the party to receive such notices or communications at the address set forth below (or such other address as shall from time to time be designated by such party to the other parties in accordance with this Section 5.2):

                  If to the Shareholders:

                           L. David Tomei
                           3018 California Street
                           San Francisco, CA  94115

                           Samuil Umansky
                           6034 Monterey Avenue
                           Richmond, CA  94805

                           Hovsep S. Melkonyan
                           950 Evelyn Avenue
                           Albany, CA  94706

                           Anatoly V. Lichtenstein
                           32 Kashirskoe shosse, Bldg 3, Apt. 229
                           Moscow, Russia  115522

                           Kathryn P. Wilke
                           769 Horizon Drive
                           Martinez, CA  94553


                  If to Purchaser, addressed:

                           Used Kar Parts, Inc.
                           3 West 57th Street
                           New York, NY 10019
                           Attention: President
                           Telephone No.:  (646) 442-4985

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

                  With a copy to:

                           Sommer & Schneider LLP
                           595 Stewart Avenue, Suite 710
                           Garden City, NY  11530
                           Attention:  Herbert H. Sommer
                           Telecopier No.:  (516) 228-8181
                           Telephone No.:  (516) 228-8211

                  If to the Escrow Agent:

                           Sommer & Schneider LLP
                           595 Stewart Avenue, Suite 710
                           Garden City, NY  11530
                           Attention:  Herbert H. Sommer
                           Telecopier No.:  (516) 228-8181
                           Telephone No.:  (516) 228-8211

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service. A copy of any notice or other communication given by any party to any other party hereto, with reference to this Agreement, shall be given at the same time to the other parties to this Agreement.

         4.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto.

         4.4 Attorney-in-Fact. The parties hereby agree that any of the documents comprising Escrow Deposits as are undated or incomplete shall, if necessary when and if released from escrow hereunder, be dated as of the date of such release and delivery and/or completed by the Escrow Agent, and each of the parties hereto hereby appoints the Escrow Agent as its attorney-in-fact for the purpose of dating and completing such documents.



                            [SIGNATURE PAGE FOLLOWS]

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

         IN WlTNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.


"PURCHASER:"                                 Used Kar Parts, Inc.,
                                             a Florida corporation

                                             By: /s/ Christoph Bruening
                                                ------------------------------
                                             Its:  President


"SHAREHOLDERS:"                              /s/ L. David Tomei
                                             ------------------------------
                                             L. David Tomei


                                             /s/ Samuil Umansky
                                             ------------------------------
                                             Samuil Umansky


                                             /s/ Hovsep S. Melkonyan
                                             ------------------------------
                                             Hovsep S. Melkonyan


                                             /s/ Anatoly V. Lichtenstein
                                             ------------------------------
                                             Anatoly V. Lichtenstein


                                             /s/ Kathryn P. Wilke
                                             ------------------------------
                                             Kathryn P. Wilke

"ESCROW AGENT:"                              Sommer & Schneider LLP


                                             By: /s/ Herbert H. Sommer
                                                ------------------------------
                                                Herbert H. Sommer, Partner

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                                   Schedule A

                              List of Shareholders



                                        PURCHASER                CONTINGENT
SHAREHOLDERS                              SHARES                   SHARES
------------                              ------                   ------

L. David Tomei                           938,360                  145,450


Samuil Umansky                           885,809                  137,304


Hovsep S. Melkonyan                      348,803                   54,066


Anatoly V. Lichtenstein                   66,689                   10,337


Kathryn P. Wilke                          18,340                    2,843


Totals                                  2,258,001                 350,000


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